UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2012.

UNDER ARMOUR, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-33202	52-1990078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Hull Street, Baltimore, Maryland		21230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 454-6428

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2012, Under Armour, Inc. (the “Company” or “Under Armour”) issued a press release announcing the election of Brenda Piper, age 48, and Admiral Eric T. Olson, U.S. Navy (Retired), age 60, as Directors of the Company effective July 1, 2012. A copy of Under Armour’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Board of Directors appointed Ms. Piper as a member of the Compensation Committee and Admiral Olson as a member of the Corporate Governance Committee.

Pursuant to the Under Armour, Inc. 2010 Non-Employee Director Compensation Plan (“Director Compensation Plan”), as new Directors of the Company, Ms. Piper and Admiral Olson will each receive an initial award of restricted stock units valued at $100,000 on the grant date and vesting in three equal annual installments. Pursuant to the Director Compensation Plan, non-employee directors receive an annual restricted stock unit award each May following the annual meeting of stockholders. The Board of Directors approved a pro-rated annual award to each of Ms. Piper and Admiral Olson, with the restricted stock unit award valued at $62,500 on the grant date (pro-rated from $75,000). The grant date for the initial and annual awards will be July 1, 2012. For a full description of the Company’s director compensation program, see the “Compensation of Directors” section of the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1: Under Armour, Inc. press release dated June 27, 2012 announcing the election of Brenda Piper and Admiral Eric T. Olson, U.S. Navy (Retired) as Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

Date: June 27, 2012	By:	/s/ JOHN P. STANTON
John P. Stanton
Vice President, Corporate Governance and Compliance, and Secretary